Exhibit 99

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

Financial Statements for the

Years Ended December 31, 2003, 2002, and 2001

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2003 AND 2002	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2003, 2002, AND 2001	3

NOTES TO FINANCIAL STATEMENTS	4 - 8

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	9 - 11

Report of Independent Registered Public Accounting Firm

To the Committee and the Participants of the Employees’

Profit Sharing Plan of The Bank of New York Company, Inc.

New York, New York

We have audited the accompanying statements of net assets available for benefits of the Employees’ Profit Sharing Plan of The Bank of New York Company, Inc. as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/    Ernst & Young LLP

June 7, 2004

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2003	2002
ASSETS:
Investments - at fair value:
The Bank of New York Company, Inc. common stock	$778,747,447	$570,923,073
Investment funds	361,747,545	292,624,095
Loans to participants	46,951,910	50,734,115

Total investments	1,187,446,902	914,281,283
Contribution receivable from employer	—	25,918,009
Accrued interest, dividends and other receivables	1,020,390	348,861

Total assets	1,188,467,292	940,548,153

LIABILITIES:
Other liabilities	536,085	207,900

Total liabilities	536,085	207,900

NET ASSETS AVAILABLE FOR BENEFITS	$1,187,931,207	$940,340,253

See accompanying notes to the financial statements.

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2003	2002	2001
ADDITIONS:
Investment Income:
Interest and dividend income	$28,745,118	$29,552,713	$28,693,336
Net appreciation/(depreciation) in fair value of investments	246,503,063	(446,371,630)	(401,347,983)

Total investment income/(loss)	275,248,181	(416,818,917)	(372,654,647)
Contributions:
Employer	31,436,476	29,857,928	66,694,359
Participants	1,151,676	1,994,977	23,534,715

Total contributions	32,588,152	31,852,905	90,229,074

Total additions	307,836,333	(384,966,012)	(282,425,573)
DEDUCTIONS:
Benefits paid to participants	(60,220,186)	(83,791,120)	(130,885,391)

Net increase/(decrease) prior to other plan transfers	247,616,147	(468,757,132)	(413,310,964)

Transfers (to)/from other plans	(25,193)	(26,553)	78,935

Net increase/(decrease)	247,590,954	(468,783,685)	(413,232,029)

NET ASSETS AVAILABLE FOR BENEFITS
At January 1	940,340,253	1,409,123,938	1,822,355,967

At December 31	$1,187,931,207	$940,340,253	$1,409,123,938

See accompanying notes to the financial statements.

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information - The Employees’ Profit Sharing Plan (the “Plan”) of The Bank of New York Company, Inc. (the “Company”) is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with an opportunity to share the benefits of their employer’s financial performance and to provide financial security during their working careers and additional income in their retirement.

On January 1, 2004, the Employees’ Incentive Savings Plan of The Bank of New York Company, Inc. merged into the Plan to create the Employee Savings & Investment Plan (the “new Plan”). Approximately $81 million of the balances from the Employees’ Incentive Savings Plan of The Bank of New York Company, Inc. were transferred into the new Plan. The new Plan provides employees with the opportunity to save for their retirement on a tax-favored basis. The new Plan offers 15 investment funds and participants will have the opportunity to receive the maximum annual Company contribution of 6.5% of their base salary, subject to limitation in accordance with Internal Revenue Service regulation.

Administration of the Plan - The Plan is administered by the Employees’ Profit Sharing Plan Committee of the Company (the “Committee”), which is appointed by the Chief Executive Officer of the Company to serve as the fiduciary of the Plan. In accordance with the provisions of the Plan, The Bank of New York (the “Bank”), a wholly-owned subsidiary of the Company, provides certain administrative, investment and custodial services to the Plan at no charge.

Participation - Under the terms of the Plan, domestically employed full-time salaried employees (as defined) become participants in the Plan after completing one year of continuous service.

Contributions – Effective January 1, 2002, the Company’s annual contribution equals an amount determined by the Board of Directors in its discretion based on the Company’s over all performance for such Plan Year, but no greater than 10% of net income as adjusted or the applicable percentage (as defined below) of the compensation of all employees for whom a contribution is made. Net income is adjusted to exclude the deduction for contributions to the Plan. Net income is further adjusted to exclude, to the extent (if any) determined by the Board of Directors of the Company (the “Board”), the deduction of interest on any debt obligation issued by the Company after December 31, 1971, and unusual or nonrecurring items of income and expense.

The Company’s contribution is allocated among the participants in the proportion that the compensation of each participant during the Plan year bears to the total compensation of all of the participants for the Plan year. The annual addition, which consists of the Company’s annual contribution and any participant voluntary contributions, which is allocated to a participant’s account each year is limited to 100% of the participant’s compensation up to a maximum of $40,000 in 2003, which may be adjusted for increases in the cost of living. Participants can elect to receive a cash payment directly from the Company equal to one-half of the amount allocated them during the Plan year.

The Company’s contributions as shown in the accompanying statements of changes in net assets available for benefits are exclusive of the portion paid directly to those participants electing to receive

50% of their share in the form of a direct cash payment ($7,416,846 in 2003, $7,175,022 in 2002, and $16,215,422 in 2001). Under the Plan, participants have the option to make voluntary contributions to the Plan.

A participant can transfer all or any portion of a distribution received from another employer’s Qualified Plan (as defined) which meets the requirements of Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) to the Plan, provided that certain conditions are met.

Participant Accounts - The Plan requires that one-half of the Company’s contributions for each participant be credited to a separate participant’s account in the Profit Sharing Trust Fund (the “Fund”). Each participant may elect annually to invest the remaining one-half share in the Fund, or to receive such amount in cash. The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Fund arising from investment activities.

After becoming eligible to participate, a participant has an interest in the Plan which is fully vested.

Investment Programs - Each of the Plan’s participants directs the Trustee to invest their account in one or more of twelve separate investment funds which are sponsored by the Company.

Fund A - Funds are invested in the BNY Hamilton Equity Income Fund primarily comprised of common stocks and convertible securities.

Fund B - Funds are invested in the BNY Hamilton Intermediate Government Fund primarily comprised of securities issued or guaranteed by the U.S. Government or its agencies.

Fund C - Funds are invested in the BNY Hamilton Money Fund primarily comprised of high-quality, short-term interest-bearing obligations of corporations, banks and the U.S. Government.

Fund D - Funds are invested substantially in The Bank of New York Company, Inc. common stock.

Fund E - Funds are invested in the BNY Hamilton Large Cap Growth Fund primarily comprised of common stocks and securities convertible into common stocks of domestic and foreign companies.

Fund F - Funds are invested in the BNY Hamilton Small Cap Growth Fund primarily comprised of equity securities of small domestic and foreign companies.

Fund G - Funds are invested in the BNY Hamilton Large Cap Value Fund primarily comprised of common stocks and securities convertible into common stocks of domestic and foreign companies that are undervalued in terms of price or other financial measurements.

Fund H - Funds are invested in the BNY Hamilton International Equity Fund primarily comprised of equity securities of non-U.S. issuers.

Fund I - Funds are invested in the BNY Hamilton Intermediate Investment Grade Fund primarily comprised of investment-grade debt obligations.

Fund J - Funds are invested in the BNY Hamilton S&P 500 Index Fund Institutional comprised of common stocks which seek to match the performance of the Standard & Poor’s 500 Composite Stock Index.

Fund K - Funds are invested in the BNY Hamilton US Bond Market Fund comprised of investment-grade government, corporate, mortgage and asset-backed bonds that are denominated in U.S. dollars, all with maturities longer than one year.

Fund L - Funds are invested in the BNY Hamilton Treasury Money Fund comprised of short term obligations of the U.S. Treasury and repurchase agreements fully collateralized by obligations of the U.S. Treasury.

The investment activities of all funds are under the supervision of the Committee.

Withdrawals from the Plan – Each participant has a fully vested interest in the amount of his or her contribution together with the Company’s contribution and allocable Plan earnings. The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The normal form of payment is by lump sum; however, if a participant’s vested benefit exceeds $5,000, he or she has the right to receive payment in equal installments over any period not extending beyond the life expectancy of the participant and his or her spouse. Participants electing installment payments do, however, retain the option to change their distribution election from installments to lump sum at any time. No joint and survivor benefits are provided under the Plan. Distributions from the Equity Fund, the Fixed Income Fund, the Money Market Fund, the Large Cap Growth Fund, the Small Cap Growth Fund, the Large Cap Value Fund, the International Equity Fund, the Intermediate Investment Grade Fund, the S&P 500 Index Fund, the US Bond Market Fund, and the Treasury Money Fund are made in cash. Distributions from the Bank Stock Fund consist of full shares of stock and/or cash.

Participants may withdraw, as of any valuation date, all or any part of their after-tax contributions.

A participant may withdraw employer contributions in the case of hardship or total disability. The Committee has discretionary power to approve such a withdrawal.

Payments from the Profit Sharing Trust Fund - The value of a participant’s interest in the Fund is payable upon retirement, death or termination of employment.

Loans to Participants - The Loan Fund consists of loans to participants. The loans are subject to certain limitations as described in the Plan’s Summary Plan Description. The amounts borrowed are transferred from the funds in which the borrowers are currently invested to the Loan Fund. On a monthly basis, loan repayments and interest due on the loan are received and transferred to the fund elected by the participant. The rate of interest is determined by the Committee and is accrued ratably over the period of the loan. The interest rate at December 31, 2003 and 2002 was 4.00% and 4.25%, respectively. Loans must mature within five years, or within ten years if the loan is for the purchase of a primary residence, or upon termination of employment by the participant.

Amendment, Suspension and Termination - The Board may amend the Plan at any time. No such amendment, however, may have the effect of diverting any part of the Fund to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment may reduce the interest of any participant in the Fund accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to profit sharing plans and trusts.

Although it is contemplated that the Plan will be a continuing program, the Board may suspend the Plan by omitting the Company’s contribution for such year. In the event of such suspension, all provisions of the Plan other than those relating to the Company’s contribution for the year or years of suspension shall continue in effect.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Fund, except the Bank Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in the Bank Stock Fund shall receive their proportionate share of the Fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation - The Plan’s investments are held by the Bank and are reported at fair value. The fair values of the investments in the BNY Hamilton Funds are based on the market values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Tax Status - The Plan has received a determination letter from the Internal Revenue Service dated January 21, 2004, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related Trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Sponsor has indicated that it will take the necessary steps, if any, to bring the Plan’s operations into compliance with the Code.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31, 2003	December 31, 2002
Based on Quoted Market Prices:
The Bank of New York Company, Inc.
Common Stock	$778,747,447	$570,923,073
BNY Hamilton Equity
Income Fund Institutional	92,743,737	81,113,517
BNY Hamilton Money Fund	94,633,567	95,881,130

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/ (depreciated) in value as follows:

Net Appreciation (Depreciation) in Fair Value

	2003	2002	2001
The Bank of New York Company, Inc.
Common Stock	$216,216,550	$(412,696,191)	$(371,388,314)
BNY Hamilton Fund – Equity
Income Fund Institutional	15,283,615	(21,279,149)	(22,578,616)
BNY Hamilton Fund – Intermediate
Government Fund	(922,376)	1,732,407	353,713
BNY Hamilton Fund – Small Cap
Growth Fund	6,330,739	(6,131,222)	(2,512,521)
BNY Hamilton Fund – Large Cap
Growth Fund	2,327,551	(3,197,566)	(3,078,846)
BNY Hamilton Fund – Large Cap
Value Fund	2,634,754	(1,332,975)	(540,548)
BNY Hamilton Fund – International
Equity Fund	1,395,945	(619,172)	(764,970)
BNY Hamilton Fund – Intermediate
Investment Grade Fund Institutional	(85,266)	131,350	13,682
BNY Hamilton Fund – S&P 500
Index Fund Institutional	3,437,658	(3,277,045)	(850,612)
BNY Hamilton Fund – U.S. Bond
Market Fund	(116,107)	297,933	(951)

	$246,503,063	$(446,371,630)	$(401,347,983)

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $18,221,545 in 2003, $18,661,581 in 2002, and $18,358,242 in 2001. The Plan’s investments in the BNY Hamilton Funds earned interest and dividend income of $7,246,896 in 2003, $6,683,325 in 2002 and $8,500,678 in 2001.

SUPPLEMENTAL SCHEDULE

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
	Fund A
*	BNY Hamilton Fund	Equity Income Fund Institutional, 7,497,473 units	$92,743,737
	Fund B
*	BNY Hamilton Fund	Intermediate Government Fund, 3,989,306 units	41,010,070
	Fund C
*	The Bank of New York Company, Inc.	Collective Short-Term Investment Fund - Discretionary, 311,496 units	311,496
*	BNY Hamilton Fund	Money Fund, 94,633,567 units	94,633,567

	Total Fund C		94,945,063
	Fund D
*	The Bank of New York Company, Inc.	Common Stock, 23,512,906 shares	778,747,447
*	The Bank of New York Company, Inc.	Collective Short-Term Investment Fund - Discretionary, 2,754,150 units	2,754,150

	Total Fund D		781,501,597
	Fund E
*	BNY Hamilton Fund	Large Cap Growth Fund, 1,702,022 units	16,169,205
	Fund F
*	BNY Hamilton Fund	Small Cap Growth Fund, 2,322,288 units	36,297,363

(continued on next page)

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
	Fund G
*	BNY Hamilton Fund	Large Cap Value Fund, 1,678,529 units	$16,802,076
	Fund H
*	BNY Hamilton Fund	International Equity Fund, 864,615 units	8,551,041
	Fund I
*	BNY Hamilton Fund	Intermediate Investment Grade Fund Institutional, 885,956 units	9,116,490
	Fund J
*	BNY Hamilton Fund	S&P 500 Index Fund Institutional, 3,064,422 units	23,258,969
	Fund K
*	BNY Hamilton Fund	US Bond Market Fund, 1,220,612 units	13,109,374
	Fund L
*	BNY Hamilton Fund	Treasury Money Fund, 5,892,978 units	5,892,978

(continued on next page)

EMPLOYEES’ PROFIT SHARING PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
LOANS TO PARTICIPANTS	Various loans at various interest rates due from 1 to 10 years	$46,951,910

SHORT-TERM INVESTMENTS
	* BNY Hamilton Money Fund Premier, 1,097,029 units	1,097,029

TOTAL INVESTMENTS		$1,187,446,902

*	Represents a party-in-interest